EXHIBIT 99.1
ASHFORD HOSPITALITY TRUST
Fourth Quarter and Year End 2025 Conference Call
February 26, 2025
10 a.m. CT

Introductory Comments – Allison Beach
Good morning and welcome to today’s conference call to review results for Ashford Hospitality Trust for the fourth quarter and full year 2025 and to update you on recent developments. On the call today will be: Stephen Zsigray, President and Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Chris Nixon, Executive Vice President and Head of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release.
At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call, and the Company is not obligated to publicly update or revise them. Statements made during this call do not constitute an offer to sell or a solicitation of an offer to buy any securities. Securities will be offered only by means of a registration statement and prospectus which can be found at www.sec.gov.
In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on February 25, 2026, and may also be accessed through the Company’s website at www.ahtreit.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release. Also, unless otherwise stated, all reported results discussed in this call compare the fourth quarter and full year ended December 31, 2025 with the fourth quarter and full year ended December 31, 2024.
I will now turn the call over to Stephen Zsigray. Please go ahead.
Introduction – Stephen Zsigray
Good morning, and thank you for joining us on today’s call.
Following my introductory comments, Deric will provide a review of our financial results, and Chris will provide an operational update on our portfolio.
Before we begin, I’d like to remind everyone that in early December we announced that the Company has formed a Special Committee to evaluate strategic alternatives to maximize shareholder value, including a potential transaction. As we highlighted in that press release, we remain frustrated by the discrepancy between the value of our underlying portfolio and the market value of our common stock, and the Board has tasked the Special Committee with proactively exploring alternatives to bridge that gap. In the interim, we will continue to execute on our strategy of driving outsized performance while pursuing opportunistic dispositions to deleverage, improve cash flow, and maximize shareholder value. Any material updates will be publicly disseminated, but we do not have further details to share at this time.
Our fourth quarter and full year financial results reflect the combined impact of two competing realities: on one hand, we’ve felt the ongoing pressures across the lodging industry: industry-wide negative RevPAR growth and margin compression, substantial reductions in government spend, elevated interest rates, and increased capex demands have created a challenging environment for owners. On the other hand, we’ve made tremendous progress with our GRO AHT initiatives, and our property managers have worked diligently to maximize revenues and minimize expenses. Despite numerous headwinds in 2025, we are pleased that for the full year, our portfolio delivered positive growth in comparable total revenues while achieving 2.4% growth in comparable Hotel EBITDA. Our efforts also extended to corporate G&A, where we achieved more than $13 million in year-over-year improvement. In total, we estimate that the GRO AHT initiatives contributed over $40 million in EBITDA improvement in 2025, and we expect to continue building on these efforts moving forward.
Beyond our focus on driving outsized performance, we continue to execute on strategic dispositions to strengthen our capital structure, improve cash flow, and maximize shareholder value.
Since paying off our remaining corporate-level debt last February, we’ve now completed the sale of six hotels, including the Hilton Houston Clear Lake, the Residence Inn Evansville, the Residence Inn Sorrento Mesa, the Le Pavillon Hotel in New Orleans, the Embassy Suites in Houston, and the Embassy Suites in Austin. In total these sales generated approximately $145 million in sales proceeds, representing a blended 3.9% trailing cap rate, while also eliminating nearly $50 million in anticipated capital expenditures. Proceeds were used primarily to pay down mortgage debt, resulting in approximately $5 million in improvement to annualized portfolio cash flow after debt service.
We also recently announced agreements to sell the La Posada de Santa Fe Resort & Spa for $57.5 million and the Hilton St. Petersburg Bayfront for $96 million, both of which we expect to close in the coming weeks, and yesterday signed an agreement to sell the Embassy Suites Palm Beach Gardens for $41 million. Collectively, these three sales represent a blended 6.9% trailing cap rate, and are expected to save an additional $45 million in anticipated capital expenditures.
Opportunistic dispositions will remain a core component of our strategy in 2026, as we believe there are several additional assets in the portfolio that can yield a similarly positive impact on leverage, cash flow after debt service, and future capital expenditures. While we may not ultimately transact on all of them, we are currently marketing or negotiating off-market transactions on 18 additional hotels.
In addition to these sales, we recently announced a maturity default of our JPM8 mortgage loan. This $325 million loan is secured by 8 hotels that generated approximately $20.2 million of net operating income in 2025. While we have engaged with the special servicer and will continue to work towards a favorable resolution, a disposition of these assets for the balance of the debt would represent a 6.2% trailing cap rate and would yield many of the same benefits for the portfolio as our ongoing sales efforts in terms of cash flow improvement and future capex savings.
Looking ahead, while liquidity will remain constrained as we execute our plan, we expect that our continued focus on performance combined with strategic, low-cap-rate dispositions will result in a leaner, stronger portfolio, and will position the Company to pursue accretive growth opportunities in the future.

I will now turn the call over to Deric to review our fourth quarter and full year financial performance.
Financial Review – Deric Eubanks
Thanks, Stephen.
For the fourth quarter, we reported a net loss attributable to common stockholders of $(78.3) million, or $(12.33) per diluted share. For the full year, we reported a net loss attributable to common stockholders of $(215.0) million, or $(35.99) per diluted share.
For the quarter, we reported AFFO per diluted share of negative $(2.45). And for the full year we reported AFFO per diluted share of negative $(5.66).
Adjusted EBITDAre for the quarter was $40.4 million and $221.3 million for the full year.
At the end of the fourth quarter, we had $2.6 billion of loans with a blended average interest rate of 7.7%. Approximately 5% of our debt is fixed and 95% is floating.
In January 2026, we extended our Highland mortgage loan secured by 18 hotels. As a condition to the extension, the loan was paid down by $10 million to a current balance of $723.6 million, or approximately 65% of appraised value, and has a final maturity date of July 9, 2026.
We ended the quarter with cash and cash equivalents of $66.8 million and restricted cash of $149.6 million. The vast majority of that restricted cash is comprised of lender and manager-held reserve accounts. At the end of the quarter, we also had $25.7 million due from third-party hotel managers. This primarily represents cash held by one of our property managers, which is also available to fund hotel operating costs. We ended the quarter with net working capital of approximately $103.2 million.
As of December 31, 2025, our consolidated portfolio consisted of 68 hotels with 16,500 net rooms.
Our share count currently stands at approximately 6.6 million fully diluted shares outstanding, which is comprised of 6.5 million shares of common stock and 0.1 million OP units.
This concludes our financial review, and I would now like to turn it over to Chris to discuss our asset management activities for the quarter.
Asset Management – Chris Nixon
Thank you, Deric.
During the fourth quarter, Comparable Hotel RevPAR decreased 1.8% compared to the prior-year period. This performance was largely driven by the federal government shutdown that began in October, which resulted in declines in government-related demand. Government room nights declined 27.9% during the fourth quarter compared to the prior-year period. Given that Washington, D.C. represents over 14% of our total key count, this shutdown had an outsized impact on our portfolio. Excluding Washington, D.C., Comparable Hotel RevPAR was flat and Total Revenue increased slightly compared to the prior-year period. Additionally, results were impacted by the absence of one-time events that benefited portfolio performance in the prior year, including the 2024 Presidential Election in Washington, D.C. Performance was further pressured by ongoing demand disruptions, including the closure of a major convention center in Austin, which constrained group and convention demand for three of our properties during the quarter. Despite these headwinds, we are pleased with the portfolio’s performance for the full year 2025. Full year Total Revenue increased 0.8% compared to the prior-year period, driven by growth in Other Revenue, which improved 12.9% compared to the prior-year period. Full year Hotel EBITDA increased 2.4%, and Hotel EBITDA margin expanded by over 40 basis points compared to the prior-year period. These results reflect the impact of our focused operational initiatives and positions us well as we move into 2026.
Group room revenue declined 1.1% for full year 2025 compared to the prior-year period, including a 3.8% decline during the fourth quarter compared to the prior-year period. Excluding the Washington, D.C. market, Group room revenue increased 1.6% for full year 2025 compared to the prior-year period. Our Resort assets performed particularly well in 2025, with Group room revenue increasing 9% compared to the prior-year period. A standout performer was Renaissance Palm Springs, our second-largest Group hotel, which delivered a 16.9% increase in Group room revenue compared to the prior-year period. Proactive prospecting and upselling efforts, along with strong partnerships, including Visit Greater Palm Springs, drove a record year for the Group segment at the property. Looking ahead to 2026, Group demand across the portfolio is gaining momentum, with Group room revenue pacing ahead 1% in the first quarter of 2026 and 3.3% in the second quarter of 2026 compared to the prior-year period. In addition, full year 2026 Group rooms revenue pace has continued to accelerate on a quarter-over-quarter basis. Group ADR is also pacing ahead across all quarters in 2026 compared to the prior-year period. We anticipate strong Group demand in 2026, supported by a robust pipeline of event-driven opportunities, including the Super Bowl in Santa Clara and the 2026 FIFA World Cup. The 2026 FIFA World Cup is expected to provide a meaningful boost to host-city economies next summer, and approximately 42% of our portfolio’s room count is located within these markets, positioning us well to benefit from the anticipated increase in demand.
Our GRO AHT initiative drove meaningful operational and financial improvements across the portfolio during the full year 2025. As mentioned earlier, full year 2025 Hotel EBITDA margin expanded by over 40 basis points compared to the prior-year period, supported by disciplined cost controls and strong growth in high-margin ancillary revenue. Through close collaboration with our property managers, these initiatives generated approximately $7.7 million of incremental Other Revenue for the full year compared to the prior-year period, with Other Revenue increasing 11.5% on a per-occupied-room basis. GRO AHT is a strategic framework designed to improve Hotel EBITDA and overall portfolio profitability through more diversified revenue generation and enhanced operational efficiency. In partnership with our largest property manager, Remington, and our key brand partners, we continued to execute targeted actions across the portfolio, including the rollout of new ancillary revenue streams and improvements in Food and Beverage profitability. Collectively, these actions helped protect performance in a softer demand environment and position the portfolio for continued improvement.
During the fourth quarter, a recent hotel opening delivered strong results in the portfolio, underscoring the value created through disciplined capital investment and strategic brand positioning. Le Méridien Fort Worth Downtown, which opened in August 2024 as a newly redeveloped premium boutique hotel in the heart of downtown, completed its first full quarter with a comparable prior-year period in the fourth quarter. The property benefited from a significantly improved Group mix, which established a strong base of demand and resulted in Group room revenue growth of 201.2% compared to the prior-year period. This base layer of demand provided the opportunity to push rate in our direct booking channels. Additionally, we are seeing increased revenue from its Food and Beverage outlets, including its signature rooftop lounge, which continues to gain traction as a local destination. Food and Beverage Revenue grew 59.4% in the fourth quarter compared to the prior-year period and contributed to a

48.3% increase in Total Revenue compared to the prior-year period. These results underscore the strong ramp trajectory of the asset as it continues to progress toward stabilization.
Moving to capital expenditures: in 2025, we completed guestroom renovations at Courtyard Bloomington and Embassy Suites West Palm Beach, along with public space enhancements at Hilton Garden Inn Austin and Hampton Inn Evansville. We also commenced a public space renovation at Westin Princeton in the fourth quarter to further enhance the property’s competitive positioning. Additionally, I’d like to highlight upcoming brand conversions at two properties: Sheraton Mission Valley and Sheraton Anchorage, which are expected to convert to Hyatt Regency hotels. Across these two projects, we expect to invest over $70 million, and both conversions are intended to benefit from Hyatt’s sales, distribution, and loyalty platforms. In total, for the portfolio, we invested approximately $71 million on capital expenditures in 2025. For 2026, we anticipate spending between $90 and $110 million on capital expenditures.
In summary, our GRO AHT initiatives are delivering meaningful Hotel EBITDA growth, underscored by a disciplined and targeted capital investment strategy. We remain optimistic about the outlook of this portfolio.
That concludes today’s call. Thank you for joining.

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